Exhibit 3.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
SQL TECHNOLOGIES CORP.

SQL Technologies Corp., a Florida Corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, does hereby adopt the following Articles of Amendment to its Articles of Incorporation, as amended (the “Articles”).

FIRST: The name of the Corporation is SQL Technologies Corp.

SECOND: These Articles of Amendment to the Articles of the Corporation were approved and adopted, as prescribed by Section 607.1003 of the Florida Business Corporation Act, by the Board of Directors at a meeting held March 7, 2022 and by the holders of the common stock of the Corporation at their annual meeting held on June 14, 2022. The number of votes cast for these Articles of Amendment by the shareholders was sufficient for approval.

THIRD: Article I of the Articles is hereby deleted in its entirety and replaced with the following:

ARTICLE I

CORPORATE NAME

The name of the Corporation is SKYX Platforms Corp.

FOURTH: These Articles of Amendment are to be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 14th day of June, 2022.

SQL TECHNOLOGIES CORP.

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer